                                                                   Exhibit 10.49
                               PRECEDENT AGREEMENT
                         FOR FIRM TRANSPORTATION SERVICE
                          (GREENBRIER PIPELINE PROJECT)

         THIS PRECEDENT AGREEMENT dated as of this 1st day of September 2001, by and between GREENBRIER PIPELINE COMPANY, LLC ("Pipeline") and PIEDMONT NATURAL GAS COMPANY, INC. ("Customer"), sometimes jointly called "the Parties."

         WHEREAS, Pipeline is proposing to construct a large-diameter, high pressure natural gas pipeline that would stretch from a proposed interconnection with Dominion Transmission, Inc. in central West Virginia to markets in north central North Carolina (the "Greenbrier Pipeline Project").

         WHEREAS, an "open season" was conducted in the fall of last year seeking customer interest in the Greenbrier Pipeline Project and Customer has indicated an interest in entering into an arrangement for the firm transportation of natural gas pursuant to the terms and conditions as fully described in this Precedent Agreement.

         WHEREAS, subject to the terms and conditions of this Precedent Agreement, Pipeline is willing to provide such firm transportation service for Customer as part of the Greenbrier Pipeline Project commencing as soon as all necessary rights and regulatory approvals are received and accepted by Pipeline and as the necessary facilities are constructed and ready for service.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and intending to be legally bound, Pipeline and Customer agree as follows:

         1.       REGULATORY AUTHORIZATIONS

         Pipeline shall proceed with due diligence to obtain the governmental and regulatory authorizations required for the construction and operation of project facilities, leasing of capacity rights on other pipelines, if necessary, and the provision of the services contemplated herein. Pipeline, however, reserves the right to file and prosecute applications for such authorizations, any supplements or amendments thereto, and, if necessary, any court review, in such manner as it deems to be in its best interest. Customer agrees to support all applications for such governmental and regulatory authorizations to the extent such governmental and regulatory authorizations are consistent with the terms of this Precedent Agreement.

         2.       PREPARATIONS FOR CONSTRUCTION

         Upon the Parties' execution of this Precedent Agreement, Pipeline shall, with due diligence and in timely fashion, proceed to seek such contract rights, property rights, financial arrangements and regulatory approvals and make other necessary preparations in order to enable Pipeline to provide to Customer the firm transportation service contemplated by this Precedent Agreement. Notwithstanding anything to the contrary set forth in this Precedent Agreement, Pipeline may make contractual arrangements to order or acquire equipment, materials, and properties, design, construct, and/or lease facilities, and incur other costs to provide such firm transportation service, but shall not be under any obligation to do so until Pipeline receives all necessary certificates and other authorizations required by the FERC and any other governmental authority.

         3.        TRANSPORTATION SERVICE AGREEMENT

         Within thirty (30) days after fulfillment of the conditions precedent in Paragraph 4, Pipeline and Customer shall enter into a firm transportation agreement ("Transportation Service Agreement"), provided that this Precedent Agreement shall not have been previously terminated pursuant to Paragraph 7, below. The Transportation Service Agreement shall substantially conform to the form of service agreement that the FERC will approve as part of its action in granting the necessary authorizations to Pipeline, as referenced in Paragraph 1, above. The Transportation Service Agreement shall provide for:

         a. The maximum quantities of natural gas that Pipeline shall transport for Customer including the quantities that Pipeline will receive from Customer at the primary receipt point(s) and the quantities that Pipeline shall be obligated to redeliver to Customer at the primary delivery point(s) as set forth in Exhibit A, attached hereto.

         b. Customer to pay the agreed-to negotiated, levelized rate, plus fuel retention and applicable surcharges (e.g., ACA) all as described on Exhibit A, attached hereto, and any other applicable charges, surcharges and penalties set forth in the approved FERC Gas Tariff.

         c. The term of service shall commence on the November 1 or December 1 first following the date that Pipeline notifies Customer that it is prepared to transport gas for Customer under the Transportation Service Agreement ("Commencement Date"). Service shall not commence earlier than November 1, 2005, nor later than December 1, 2006. Service pursuant to the Transportation Service Agreement shall continue for the primary term as set forth in Exhibit A, and from year to year thereafter; provided however, that either Party may terminate the Transportation Service Agreement after the primary term, by giving written notice to the other at least twenty-four (24) months prior to the start of a contract year.

         4.       CONDITIONS PRECEDENT

         Pipeline's and Customer's rights and obligations under this Precedent Agreement and the Transportation Service Agreement are expressly made subject to satisfaction or waiver of the following conditions precedent:

                  A. Only Pipeline shall have the right to determine, in its reasonable opinion, that the conditions set forth below in this Paragraph 4.A. are satisfactory to it and/or whether to waive any such condition:

                  (i) the receipt by Pipeline on or before September 1, 2003, of all necessary certificates and other authorizations from the FERC, and any other governmental authorities having jurisdiction, to (i) own, construct, operate and maintain the Greenbrier Pipeline Project facilities and any necessary related facilities and (ii) to render the firm transportation service to Customer pursuant to the rates, terms and conditions reflected in the proposed tariff, including the tariff provisions necessary to authorize the negotiated rates reflected in this Precedent Agreement, which authorizations are in form and substance satisfactory to Pipeline;

                  (ii) the receipt by Pipeline, within thirty days of Pipeline's acceptance of a Certificate of Public Convenience and Necessity from the FERC, of the approval of its Management Committee, to make the expenditures necessary to enable Pipeline to construct, own, operate and maintain the necessary facilities to render the firm transportation service as contemplated in this Precedent Agreement; and,

                   (iii) execution by Pipeline of sufficient precedent agreements and service agreements with customers to economically justify, in Pipeline's sole opinion, construction of the Greenbrier Pipeline Project.

                  B. Only Customer shall have the right to determine, in its reasonable opinion, that the conditions set forth below in this Paragraph 4.B. are satisfactory to it and/or whether to waive any such condition:

                  (i) the receipt by Customer, on or before January 1, 2002, of any necessary approvals of its Board of Directors, the Board of Directors of its parent, or the applicable equivalent management body to enter into the Transportation Service Agreement upon the satisfaction or waiver of the other conditions precedent contained in this Precedent Agreement;

                  (ii) the receipt by Customer of such approvals, if any, requested by it from any state regulatory commissions having jurisdiction over it or this Precedent Agreement and the ability to recover its costs under the Transportation Service Agreement in its rates, any such approvals to be received not later than July 1, 2002, in a form consistent with the terms of this Precedent Agreement and satisfactory to Customer in its reasonable opinion; and,

                  (iii) the approval by the FERC prior to September 1, 2003, as part of the order granting Pipeline a Certificate of Public Convenience and Necessity, of Pipeline's proposal to render firm transportation service to Customer pursuant to the rates, terms and conditions reflected in the proposed tariff, including the tariff provisions necessary to authorize the negotiated rates reflected in this Precedent Agreement, which authorizations are in form and substance satisfactory to Customer.

         If any of the conditions precedent set forth in this Paragraph 4 have not been satisfied or waived by the applicable date set forth herein, either party shall have the right to provide written notice to the other party of its intention to terminate this Precedent Agreement. Such notice shall designate all conditions precedent that have not been satisfied. Unless all such conditions are satisfied within 30 days after the receipt of such notice, this Precedent Agreement shall terminate effective upon the expiration of said 30-day period and shall thereafter be of no further force and effect; provided, however, that in no event shall a party have the right to terminate this Precedent Agreement if the failure to satisfy a condition precedent is caused by the failure of such party to act in a timely manner and/or to use reasonable efforts to satisfy the condition precedent. If this Precedent Agreement is terminated pursuant to this Paragraph 4, such termination shall be without liability for damages, costs or expenses of either party to the other party, or to any of its shareholders, directors, officers, employees, agents, consultants, representatives, and neither Pipeline nor Customer shall have any further rights or obligations whatsoever pursuant to this Precedent Agreement.

         5.         COMMENCEMENT OF TRANSPORTATION SERVICE

         After execution of the Transportation Service Agreement by Customer and Pipeline pursuant to Paragraph 3 above, and Pipeline's receipt and acceptance of all other necessary contract rights, property rights, financing arrangements and regulatory approvals, in a form and substance satisfactory to Pipeline in its sole opinion, Pipeline shall proceed with the construction of the facilities so as to begin firm transportation service on November 1, 2005. If Pipeline is unable to complete such construction and place such facilities into operation by such proposed in service date despite its exercise of due diligence, Pipeline shall continue to proceed with due diligence to complete such construction, place such facilities in operation and commence service for Customer at the earliest practicable date thereafter (but no later than December 1, 2006). Pipeline shall not be liable in any manner to Customer if despite Pipeline's exercise of due diligence, Pipeline is unable to complete the construction of such facilities and commence firm transportation service contemplated herein by December 1, 2006. Pipeline agrees to provide advance written notice of the projected in-service date and inform the Customer of its best estimate of any revisions to the in-service date for the Greenbrier Pipeline Project. Notwithstanding the foregoing, if the Management Committee shall not have accepted the FERC Certificate of Public Convenience and Necessity on or before November 1, 2004, Customer shall have no obligation to take or to pay for any service prior to November 1, 2006.

          6.        CUSTOMER REIMBURSEMENT OBLIGATION

          Should Customer terminate this Precedent Agreement or refuse to sign the Transportation Service Agreement as provided by Paragraph 3, above, in either case for any reason other than the failure of the conditions precedent described in Section 4.B., above, then Customer shall, at the option of Pipeline, reimburse Pipeline for 17.19% of the actual and verifiable costs incurred prior to such termination by Pipeline in its efforts to provide the services proposed as part of the Greenbrier Pipeline Project and not previously reimbursed. Costs to be incurred by Pipeline shall include, but shall not be limited to, costs associated with engineering, environmental, regulatory, legal activities, and internal overhead and administration, and incurred costs related to pipeline, compression, measurement and regulation material and equipment, and construction supplies and labor. Pipeline shall use all reasonable efforts to mitigate any costs incurred, including but not limited to, reselling any capacity created to which Customer has subscribed in this Precedent Agreement and employing any assets or work products generated as a part of the Greenbrier Pipeline Project for other business purposes. The Parties understand and agree that this provision is intended to reimburse Pipeline for actual and verifiable costs incurred by Pipeline to meet its obligation hereunder and is not intended to penalize Customer or otherwise provide Pipeline with additional revenue or profit above such actual costs incurred for the Greenbrier Pipeline Project. If this Precedent Agreement is terminated because of Pipeline's failure to satisfy a condition precedent as described in Paragraph 4.A., then Customer shall not be obligated to reimburse Pipeline for any costs incurred to provide the services proposed as part of the Greenbrier Pipeline Project. Customer's reimbursement obligation to Pipeline pursuant to this Paragraph 6 shall not exceed the cumulative amount shown on Exhibit B (attached hereto and made a part hereof for all purposes) for the calendar quarter corresponding to the date on which Customer terminates the Agreement.

         7.      CREDITWORTHINESS

         Pipeline may terminate this Precedent Agreement if, at any time, it has a reasonable basis to determine that Customer is no longer creditworthy and may not be able to carry out its obligations under this Precedent Agreement or the Transportation Service Agreement. At Pipeline's request, Customer shall provide Pipeline with financial information relevant to the Pipeline's determination of creditworthiness.

         8.      NOTICE

         Any notice that either party may desire to give to the other, shall be in writing and sent to the attention of the appropriate person to the applicable post office address or telephone fax number set forth below:

         Pipeline:         Greenbrier Pipeline Company, LLC
                           120 Tredegar Street
                           Richmond, Virginia 23219
                           Attention: Joseph Kienle
                           Phone: (804) 819-2114
                           Fax: (804) 819-2705


          CUSTOMER:        Piedmont Natural Gas Company, Inc.
                           1915 Rexford Road
                           Charlotte, North Carolina 28211
                           Attention: Director-Federal Regulatory & Supply
                           Planning
                           Phone:(704) 364-3120
                           Fax: (704) 364-8320

or any such other address as either party shall designate by formal written notice.

         9.         AUTOMATIC TERMINATION

         This Precedent Agreement shall terminate by its express terms on the date of commencement under the Transportation Service Agreement, and thereafter Pipeline's and Customer's respective rights and obligations related to the transactions contemplated herein shall be determined pursuant to the terms and conditions of the Transportation Service Agreement and Pipeline's FERC Gas Tariff as amended from time to time.

         10.     ASSIGNMENTS

         Any individual or entity that shall succeed by purchase, merger or consolidation of the properties of Pipeline or Customer shall be entitled to the rights and shall be subject to the obligations of its predecessor in interest under this Precedent Agreement. Either Party may, without prior consent of the other Party, pledge, mortgage or assign its rights hereunder as security for its indebtedness. With respect to the foregoing sentence, Customer and Pipeline hereby agree to execute and deliver to any pledgee or mortgagee of the other Party a consent to assignment to the extent such consent does not materially alter any of the terms and conditions of this Precedent Agreement. Customer may assign this Precedent Agreement or any of the rights and obligations hereunder provided that (i) the assignee meets Pipeline's creditworthiness standards and any other applicable requirements set forth in Pipeline's FERC Gas Tariff as approved by the FERC, or (ii) Customer remains liable for any and all financial obligations arising under this Agreement. Any assignment hereof shall be subject to the receipt and acceptance by Pipeline of any necessary regulatory or governmental authorizations. This Precedent Agreement shall be binding upon and shall inure to the benefit of the respective authorized successors and assigns.

         11.     JOINTLY PREPARED AGREEMENT

          Every provision of this Precedent Agreement shall be considered as prepared through the joint efforts of the Parties and shall not be construed against either Party as a result of the preparation or drafting thereof. It is expressly agreed that no consideration shall be given or presumption made on the basis of who drafted this Precedent Agreement or any particular provision hereof.

         12.     NO THIRD-PARTY BENEFICIARY

         Except as expressly provided in this Precedent Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person not a Party hereto any rights, remedies or obligations under or by reason of this Precedent Agreement.

         13.     RELATED DOCUMENTS

         Each Party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts as may be reasonably necessary to effectuate the terms and provisions of this Precedent Agreement.

         14.     GOVERNING LAW

         The interpretation and performance of this Precedent Agreement shall be in accordance with the laws of the State of Delaware.

         15.     PRECEDENT AGREEMENT IS NOT AN OFFER

         The delivery of this Precedent Agreement to Customer for execution does not constitute an offer. This Precedent Agreement requires execution by both parties to create a binding contractual commitment. This Precedent Agreement can be modified only by a written agreement of the parties.

         16.     AGREEMENT SUBJECT TO APPLICABLE LAWS

         This Precedent Agreement and the obligations of the parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of a conflict between the provisions of this Precedent Agreement and such laws, rules, orders and regulations, such laws, rules, orders and regulations shall control.

         17.     WAIVER

         No waiver of either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other party from, future performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner release the other party from, future performance of the same provision, condition or requirement. Any delay or omission of either party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

         18.     REFLECTS THE WHOLE AGREEMENT OF THE PARTIES

         This Precedent Agreement reflects the whole and entire agreement of the parties hereto and supersedes all prior agreements related to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Precedent Agreement to be duly executed by their proper officers thereunto duly authorized as of the day and year first above written.


ATTEST                              GREENBRIER PIPELINE COMPANY, LLC

/s/ Todd B. Rhoads                  By:   /s/ Georgia B. Carter
-----------------------------             -------------------------------------
                                             Georgia B. Carter

                                    Title:  Vice President-Tariff Services
                                          -------------------------------------

                                    PIEDMONT NATURAL GAS COMPANY, INC.


/s/ K. T. Valentine                 By:   /s/ Thomas E. Skains
-----------------------------             -------------------------------------
                                             Thomas E. Skains


                                    Title:  Senior Vice President
                                          -------------------------------------

                                    EXHIBIT A

                 To The Firm Transportation Precedent Agreement
                            Dated September 1, 2001

                    Between Greenbrier Pipeline Company, LLC
                     And Piedmont Natural Gas Company, Inc.

A.       Quantities

         The maximum quantities of gas that Pipeline shall transport for Customer shall be a Maximum Daily Transportation Quantity ("MDTQ") of 150,000 Dekatherms ("Dt") per day for the period from November 1 to March 31 of each year.


B.       Point(s) of Receipt

         The Primary Point(s) of Receipt and the maximum quantities for such point shall be as set forth below. Each of the parties will use due care and diligence to ensure that pressures will be maintained within normal operating tolerances at the Point(s) of Receipt as reasonably may be required to render service hereunder. In addition to the quantities specified below, Customer may increase the quantities furnished to Pipeline at the Point(s) of Receipt, so long as such quantities, when reduced by the fuel retention percentage specified in Pipeline's then-effective FERC Gas Tariff, do not exceed the quantity limitation specified below for the Primary Point(s) of Receipt.

         1. Up to 150,000 Dt per day at Pipeline's Cornwell Receipt Point, which shall include points of interconnection between the facilities of Pipeline and Dominion Transmission, Inc. ("DTI") and between Pipeline and Tennessee Gas Pipeline Company ("Tennessee"), both in Kanawha County, West Virginia.

C.       Point(s) of Delivery

         Each of the parties will use due care and diligence to ensure that pressures will be maintained within normal operating tolerances at the Point(s) of Delivery as reasonably may be required to render service hereunder, but Pipeline shall not be required to deliver gas (or to cause gas to be delivered) at greater than 850 pounds per square inch gauge. The Primary Point(s) of Delivery shall be as follows:

         Up to 150,000 Dt per day, at a pressure sufficient to enable deliveries at an existing connection between the facilities of Pipeline and Transcontinental Gas Pipe Line Corporation in Rockingham County, North Carolina, known as the Rockingham Connection.

D.       Term

         The primary term shall be for fifteen (15) years starting on the Commencement Date.

E.       Rates

         1. Customer shall pay Pipeline the rates, charges, surcharges, penalties, and fuel retention percentages pursuant to its approved FERC Gas Tariff, except that, for service within Customer's MDTQ, Customer shall be entitled to a negotiated rate consisting of:

                  a. A reservation charge payable in five monthly installments of $16.61 per Dt payable over each of the five winter months (November through March) over the contract term (equivalent to 55 cents per Dt on a 100% load factor basis).

                  b. The commodity charge for ACA and other FERC-mandated surcharges, now $0.0022 per Dt of throughput.

                  c. Fuel retention: 1.1% of quantities received by Pipeline.

         2. The rates in Items a. and c., above, and the overall negotiated rate structure shall not be subject to change by either Pipeline or Customer during the primary term of the Transportation Service Agreement, except as follows:

         a. Pipeline agrees to reduce Customer's firm winter-period reservation charge of $16.61 per Dt if the FERC approves a year-round firm transportation service recourse reservation charge for Pipeline that is lower than $9.2572 per Dt. In such event, Customer's $16.61 per Dt firm winter-period reservation charge shall be reduced by the same proportion as the FERC-approved reduction in the year-round firm transportation service recourse reservation charge from $9.2572 per Dt. Nothing in this paragraph shall be construed to require Pipeline to accept a certificate that includes a FERC-mandated reduction in its filed recourse rate(s).

         b. Pipeline agrees to reduce Customer's firm winter-period reservation charge of $16.61 per Dt if, in any year during the primary term of the Transportation Service Agreement, a new shipper, sponsored by Customer, agrees to purchase summer-period firm capacity from Pipeline for a reservation charge greater than $4.0049 per Dt. In such event, Customer's firm winter-period reservation charge for that year, for an MDTQ equal to that subscribed to by the sponsored summer-period shipper, shall be reduced to a firm winter-period reservation charge that would allow Pipeline to collect annual revenues from such combined winter-period and summer-period MDTQs equivalent to annual revenues based on a year-round reservation charge of $9.2572 per Dt. To determine whether the summer-period firm transportation shipper is "sponsored by Customer," Pipeline must receive, prior to the start of any contract year, a written affidavit, executed by such shipper, attesting that absent the consideration provided by Customer, shipper would not have paid the reservation charge that it agreed to for summer-period firm transportation service.

         c. Customer shall have a one-time right to convert all or a portion of its service from a 151-day firm transportation service to a year-round firm transportation service. The conversion right may be exercised by Customer at any time prior to the date that the Parties execute the Transportation Service Agreement in accordance with Paragraph 3 of this Precedent Agreement, but the right is contingent upon Pipeline having the year-round capacity available for sale. The reservation rate payable for such service shall be $9.2572 per Dt or 30.43 cents per Dt stated on a 100 percent load factor basis.

         d. Pipeline agrees to reduce Customer's negotiated rates to match the rates payable by any similarly situated local distribution company customer if such customer and Pipeline have agreed to lower rates than reflected in Paragraph E of this Exhibit A.

                                    EXHIBIT B
      TO THE FIRM TRANSPORTATION PRECEDENT AGREEMENT DATED SEPTEMBER 1,2001
                    BETWEEN GREENBRIER PIPELINE COMPANY, LLC
                                       AND
                       PIEDMONT NATURAL GAS COMPANY, INC.
   SCHEDULE OF CUSTOMER'S MAXIMUM REIMBURSEMENT OBLIGATION INCLUSIVE OF AFUDC


If Customer terminates on or      Total Cumulative Greenbrier          Piedmont's Maximum
   before the end of the:          Pipeline Estimated Capital        Reimbursement Obligation
                                             Costs                   (17.19% of total costs)
----------------------------      ---------------------------        ------------------------

     Third Quarter 2001                   $  4,513,391                    $   775,852
    Fourth Quarter 2001                   $  8,400,853                    $ 1,444,107
     First Quarter 2002                   $ 11,103,482                    $ 1,908,689
    Second Quarter 2002                   $ 12,858,029                    $ 2,210,295
     Third Quarter 2002                   $ 14,113,130                    $ 2,426,047
    Fourth Quarter 2002                   $ 16,284,963                    $ 2,799,385
     First Quarter 2003                   $ 17,441,688                    $ 2,998,226
    Second Quarter 2003                   $ 19,642,709                    $ 3,376,582
     Third Quarter 2003                   $ 25,105,263                    $ 4,315,595
    Fourth Quarter 2003                   $ 28,187,342                    $ 4,845,404
     First Quarter 2004                   $ 35,563,358                    $ 6,113,341
    Second Quarter 2004                   $ 68,652,188                    $11,801,311
     Third Quarter 2004                   $118,310,297                    $20,337,540
    Fourth Quarter 2004                   $134,192,028                    $23,067,610
     First Quarter 2005                   $140,547,531                    $24,160,121
    Second Quarter 2005                   $272,812,043                    $46,896,390
     Third Quarter 2005                   $422,060,959                    $72,552,278
    Fourth Quarter 2005                   $494,803,846                    $85,056,781
   And Following Quarters                 $497,100,000                    $85,451,490